Exhibit 10.4

ANNEX V
TO
AGGREGATE EXCESS OF LOSS AGREEMENT
(hereinafter referred to as the "Reinsurance Agreement")
between

PXRE REINSURANCE COMPANY
(hereinafter referred to as the "Reinsurer")
and

PXRE REINSURANCE LTD.
(hereinafter referred to as the "Company")

Effective as of September 12, 2005, the Reinsurer and the Company hereby agree to terminate this Reinsurance Agreement.

The Reinsurer shall remain liable for all cessions in force prior to September 12, 2005 until the natural expiration date and final disposition of all losses and loss expenses occurring under the Reinsurance Agreement during the period of its participation, and any amounts due under this Reinsurance Agreement applicable to periods prior to termination shall remain due.

Signed in Hamilton, Bermuda, as of September 12, 2005.

PXRE REINSURANCE LTD.

By	/s/ Robert P. Myron

	Name:	Robert P. Myron
	Title:	CFO & Treasurer

PXRE REINSURANCE COMPANY

By	/s/ Bruce J. Byrnes

	Name:	Bruce J. Byrnes
	Title:	General Counsel & Secretary